                            SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                              (Amendments No.    )

      Filed by the Registrant /X/
      Filed by a party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                       SEMX CORPORATION
                                Same
      -----------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (check the appropriate box):

/X/        No fee required
/ /        Fee computed on table below per Exchange Act
           Rules 14a-6(i)(1) and 0-11(1).
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                SEMX CORPORATION
                               ONE LABRIOLA COURT
                             ARMONK, NEW YORK 10504

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                                  MAY 16, 2000

                            ------------------------

To the Stockholders of SEMX Corporation:

    You are cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of SEMX Corporation (the "Company"), which will be held at 11:00 a.m. (E.D.T.) on May 16, 2000, at The Club 101, 101 Park Avenue, New York, New York 10178, telephone number (212) 687-1045, to consider and act upon the following matters:

        (1) The election of a Board of Directors consisting of six persons to hold office for a one-year term and until their successors are duly elected and qualified. The persons nominated by the Board of Directors (Gilbert D. Raker, Frank J. Polese, John U. Moorhead II, Steven B. Sands, Mark Pinto and Andrew Lozyniak) are described in the accompanying Proxy Statement.

        (2) The ratification of the appointment of Goldstein Golub Kessler LLP as the Company's auditors for the year ending December 31, 2000.

        (3) The transaction of such other business as may properly come before the Annual Meeting or any adjournments thereof.

    Only stockholders of record at the close of business on March 27, 2000 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

    Whether or not you expect to attend the Annual Meeting in person, please complete, date and sign the accompanying proxy card which is being solicited on behalf of the Board of Directors, and return it without delay in the enclosed postage prepaid envelope. Your proxy is revocable and will not be used if you are present and prefer to vote in person or if you revoke the proxy.

Date: April 17, 2000
                                                      By order of the Board of Directors,
                                                      Mark A. Koch, Secretary

                                SEMX CORPORATION
                               ONE LABRIOLA COURT
                             ARMONK, NEW YORK 10504
                                 (914) 273-5500

                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                                MAY 16, 2000 AT
                         THE CLUB 101, 101 PARK AVENUE
                               NEW YORK, NEW YORK

    These proxy materials are furnished to holders of Common Stock, $.10 par value ("Common Stock"), of SEMX Corporation, a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders of the Company and for any adjournment or adjournments thereof (the "Annual Meeting"), to be held at 11:00 A.M. (E.D.T.) on May 16, 2000 for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. A proxy (the "Proxy") for the Annual Meeting is enclosed, by means of which you may indicate your votes as to each of the proposals described in this Proxy Statement.

    All Proxies which are properly completed, signed and returned to the Company prior to the Annual Meeting, and which have not been revoked, will be voted in accordance with the stockholder's instructions contained in such Proxy. The affirmative vote by holders of a majority of the Common Stock represented at the Annual Meeting is required for the election of Directors, and for the ratification of the appointment of the Company's auditors. In the absence of contrary instructions, shares represented by such Proxy will be voted FOR the election of the nominees for Director as set forth herein, and FOR the ratification of the appointment of the Company's auditors for the year ending December 31, 2000. Shares represented by proxies which are marked "abstain" for
Item 2 on the proxy card, and proxies which are marked to deny discretionary authority on all other matters, will not be included in the vote totals with respect to those items, and therefore will have no effect on the vote. An automated system administered by the Company's transfer agent counts the votes. The Company's Certificate of Incorporation and By-laws do not contain provisions concerning the treatment of abstentions and broker non-votes. Broker non-votes will be included in the determination of the presence of a quorum, but will not be counted for purposes of determining whether a proposal or nominee has been approved.

    The Board of Directors does not anticipate that the nominees will be unavailable for election and does not know of any other matters that may be brought before the Annual Meeting. In the event that any other matter shall come before the Annual Meeting or the nominees are not available for election, the persons named in the enclosed Proxy will have discretionary authority to vote all Proxies not marked to the contrary with respect to such matter in accordance with their best judgment.

    A stockholder may revoke their Proxy at any time before it is exercised by filing with the Secretary of the Company at its executive offices at One Labriola Court, Armonk, New York 10504, either by written notice of revocation or a duly executed Proxy bearing a later date, or by appearing in person at the Annual Meeting and expressing a desire to vote their shares in person. All costs of this solicitation are to be borne by the Company.

    A list of stockholders entitled to vote at the Annual Meeting will be open to examination by any stockholder, for any purpose germane to the meeting, at the executive offices of the Company, One Labriola Court, Armonk, New York 10504, during ordinary business hours for ten days prior to the Annual Meeting. Such list will also be available during the Annual Meeting.

    This Proxy Statement, the accompanying Notice of Annual Meeting of Stockholders, the Proxy and the 1999 Annual Report to Stockholders including financial statements, are expected to be mailed commencing on or about
April 17, 2000 to stockholders of record on March 27, 2000.

                               VOTING SECURITIES

    March 27, 2000, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof. As of that date, the Company had 6,116,741 shares of Common Stock outstanding (which figure excludes 334,600 treasury shares not entitled to vote). The Company has no shares of Preferred Stock, $.10 par value, issued.

    The following table sets forth, as of March 27, 2000, certain information concerning those persons known to the Company to be the beneficial owners (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act")) of more than five (5%) percent of the outstanding shares of Common Stock of the Company and the number of shares of Common Stock of the Company owned by all Directors and nominees of the Company, individually, the Chief Executive Officer of the Company, each of the Named Executive Officers, and by all Directors and executive officers of the Company as a group:

NAME AND ADDRESS OF
BENEFICIAL OWNER AND                                      AMOUNT AND NATURE OF
IDENTITY OF GROUP (1)(2)                                  BENEFICIAL OWNERSHIP   PERCENT OF CLASS
------------------------                                  --------------------   ----------------
Richard J. Brown (3)....................................            5,000                 *
Richard D. Fain (4).....................................           38,700                 *
Kenneth J. Huth (5).....................................           55,665                 *
Mark A. Koch (6)........................................            1,250                 *
Andrew Lozyniak.........................................           82,500               1.3%
John U. Moorhead, II (7)................................          105,100               1.7%
Mark A. Pinto (8).......................................           81,500               1.3%
Frank J. Polese (9).....................................          437,359               7.1%
Gilbert D. Raker (10)...................................          716,425              11.5%
Steven B. Sands (11)....................................          213,250               3.5%
All Executive officers and Directors
  as a group (10 persons) (12)..........................        1,736,749              27.1%
Dimensional Fund Advisors, Inc. (13)....................          491,550(14)           8.1%

------------------------

  * Less than 1% of outstanding shares of Common Stock

 (1) Unless otherwise noted, the Company believes that all persons named in the table have sole investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof have been exercised.

 (2) The address of all of the persons is c/o SEMX Corporation, One Labriola Court, Armonk, New York 10504.

 (3) Consists of underlying options to purchase 5,000 shares of Common Stock.

 (4) Includes 2,700 shares of Common Stock held in trust for Mr. Fain's children, as to which Mr. Fain disclaims beneficial ownership. Includes underlying options to purchase 22,500 shares of Common Stock.

 (5) Includes underlying options to purchase 21,000 shares of Common Stock, and options held by his spouse to purchase 2,375 shares of Common Stock.

 (6) Consists of underlying options to purchase 1,250 shares of Common Stock.

 (7) Includes 3,600 shares of Common Stock owned by his spouse, as to which Mr. Moorhead disclaims beneficial ownership and underlying options to purchase 47,500 shares of Common Stock.

 (8) Includes 29,500 shares of Common Stock owned by Mr. Pinto's father, as to which Mr. Pinto disclaims beneficial ownership, and includes an underlying option to purchase 20,000 shares of Common Stock but excludes any shares owned by Sutro & Company, Mr. Pinto's employer.

 (9) Includes underlying options to purchase 63,125 shares of Common Stock.

(10) Includes underlying options to purchase 92,025 shares of Common Stock.

(11) Includes an aggregate of 190,000 shares owned by three limited partnerships, the general partners of which are corporations of which Mr. Sands is a 50% stockholder. Includes underlying options to purchase 22,500 shares of Common Stock.

(12) Includes an aggregate of 294,900 shares of Common Stock issuable upon exercise of options described in notes (3), (4), (5), (6), (7), (8), (9),
     (10) and (11).

(13) The address of Dimensional Fund Advisors, Inc. ("Dimensional") is 1299 Ocean Avenue, 11(th) Floor, Santa Monica, CA 90401.

(14) The number of shares is based upon a Schedule 13-G filed by Dimensional on February 4, 2000 as of December 31, 1999. All shares reported are owned by investment companies and other investment vehicles managed by Dimensional, as to which Dimensional disclaims beneficial ownership therein.

PROPOSAL 1

                             ELECTION OF DIRECTORS

    The six (6) nominees of management for election as Directors of the Company at the Annual Meeting and certain information concerning each member are set forth below. All the nominees are currently serving as Directors of the Company. If elected, a Director of the Company, will hold office until the next Annual Meeting of Stockholders or until their successor is duly elected and qualified or until their death, resignation or removal. It is intended that the accompanying form of Proxy will be voted FOR the election as Directors of the nominees named below, unless the Proxy contains contrary instructions to withhold authority. Proxies cannot be voted for a greater number of persons than the number of nominees named in the Proxy Statement.

    Management has no reason to believe that the nominees will not be candidates or will be unable to serve. However, in the event that any nominee should become unable or unwilling to serve as a Director, the Proxy will be voted for the election of the remainder of those named, and for such substitute person as shall be designated by the Directors.

    The following persons, each of whom is currently serving as a Director of the Company are nominated for election.

NAME                            AGE      POSITION
----                          --------   --------
Gilbert D. Raker............             Chairman of the Board, President and Chief Executive
                                 56      Officer
Frank J. Polese.............     43      Vice Chairman and Director
John U. Moorhead, II........     47      Director
Steven B. Sands.............     41      Director
Mark A. Pinto...............     43      Director
Andrew Lozyniak.............     69      Director

    GILBERT D. RAKER, Chairman of the Board, and Chief Executive Officer of the Company since May 1990, President since December 31, 1995. Mr. Raker is a director of CyberSentry, Inc., a communications software company.

    FRANK J. POLESE--Vice Chairman of the Company since January 1996 and a Director of the Company since July 1993. In December 1999, in addition to remaining Vice Chairman of the Company, Mr. Polese was appointed President of the Company's Material Group. Mr. Polese also served as President of the Company between January 1994 and December 1995. Mr. Polese has served since August 1991 as President of Polese Company, Inc., a California corporation ("Polese Company"), which was acquired by the Company on May 27, 1993, prior to which Mr. Polese was its sole shareholder. Prior to August 1991, Mr. Polese was a manufacturer's representative specializing in products incorporated into microelectronic packages for the electronics industry.

    JOHN U. MOORHEAD, II--a Director of the Company since October 1991. Since January 1995, Mr. Moorhead has been a managing director of V.M. Equity Partners, an investment banking firm. Since November 1990 Mr. Moorhead has been President of The Moorhead Group, Inc., an investment banking and consulting firm. From January 1988 to October 1990, Mr. Moorhead was Director of the New Business Group of the Investment Banking Division of Lehman Brothers. From November 1984 to December 1987, Mr. Moorhead was a senior executive at E.F. Hutton. He is a director of ICG Communications, Inc.

    STEVEN B. SANDS--a Director of the Company since January 1992. Since November 1990, Mr. Sands has been Chairman of Sands Brothers & Co., Ltd., an investment banking and brokerage firm. From 1987 to 1989, Mr. Sands served as a Managing Director of Rodman & Renshaw, a NYSE member firm. From 1984 to 1986, Mr. Sands served as a Managing Director of Laidlaw Adams & Peck, an investment banking firm. Mr. Sands serves as a Director of Brightpoint, Inc. (wholesale distributor of cellular phones), The Village Green Bookstore, Inc. (owns and operates bookstore chain) and Command Security Corporation (security guard service company).

    MARK PINTO--a Director of the Company since July 1995. He has been Vice President/Institutional Sales, Corporate Bond Department of Sutro & Co. since 1990. From 1987 until 1990, Mr. Pinto was Vice President/Fixed Income of Kidder Peabody & Co. Mr. Pinto has been employed in the securities industry since 1983.

    ANDREW LOZYNIAK--a Director of the Company since September 1998.
Mr. Lozyniak was formerly the Chairman of Dynamics Corporation of America ("DCA"), a New York Stock Exchange listed company which manufactured electrical appliances and electronic devices, power and controlled environmental systems and fabricated metal products and equipment. He had been associated with DCA since 1961 in various capacities, including Executive Vice President, President, Chief Executive Officer and was elected Chairman in 1978. DCA merged with CTS Corporation, a NYSE listed manufacturer of electronic components, in October 1997. Mr. Lozyniak was a member of the Board of Directors of CTS Corporation.

    RICHARD FAIN who has served as a Director of the Company since October 1991 did not stand for reelection.

CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

    The Company held 6 meetings of the Board of Directors during the fiscal year ended December 31, 1999 ("Fiscal 1999") and conducted other business by unanimous written consent. All of the directors attended at least 75% of the aggregate of all Board Meetings and meetings of Committees of the Board of which he is a member, with the exception of Mr. Sands and Mr. Fain.

    The Company has a standing audit committee of the Board of Directors, comprised of Messrs. Lozyniak, Sands and Pinto, of which Mr. Lozyniak is the Chairman. During Fiscal 1999, the audit committee met 2 times.

    The Company has a standing compensation committee of the Board of Directors (the "Compensation Committee"), which is comprised of Messrs. Fain and Moorhead, of which Mr. Moorhead is the Chairman. During Fiscal 1999, the Compensation Committee met 2 times.

    The Board of Directors does not have a standing nominating committee.

EXECUTIVE OFFICERS

    The Executive Officers of the Company are as follows:

NAME                            AGE      POSITION
----                          --------   --------
Gilbert D. Raker............     56      Chairman of the Board, President and Chief Executive
                                         Officer
Frank J. Polese.............     43      Vice Chairman of the Board, President of the Materials
                                         Group and Polese Company
Kenneth J. Huth.............     61      Executive Vice President
Mark A. Koch................     41      Chief Accounting Officer and Secretary
Richard J. Brown............     50      President, ASP

    KENNETH J. HUTH--Executive Vice President of the Company since
January 1994. President of the Company from January 1990 to December 1993. From 1972 to December 1989, Mr. Huth served as President of Kenneth J. Huth, Inc., a manufacturer's representative specializing in precision stampings and related products for the electronics industry.

    RICHARD J. BROWN--President of the Services Group and the ASP subsidiary since May 1999. From March 1998 to March 1999 Mr. Brown was the Chief Operating Officer at Geroge H. Fuller and Son Company, a gold jewelry fabricating company. From June 1995 until he joined George H. Fuller and Son Company, he was the Vice President of Finance of ASP. Prior to joining ASP, Mr. Brown held a number of positions with Kendal Company, last serving as Director of Risk and Asset Management.

    MARK A. KOCH--Chief Accounting Officer and Secretary of the Company since February 1999. Mr. Koch joined the Company in September 1998 as Corporate Controller. Prior to joining the Company, Mr. Koch was Corporate Controller of Reunion Industries, Inc. a publicly traded manufacturer of specialty plastics and molded products. Prior to joining Reunion Industries in December 1996, Mr. Koch was Assistant Controller of Terex Corporation, a publicly traded manufacturer of equipment for the construction, infrastructure and mining industries.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and Directors, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission") and the NASDAQ. Officers, Directors and greater-than-10% stockholders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely on a review of the copies of such forms furnished to the Company, the Company believes that during Fiscal 1999, all Section 16(a) filing requirements applicable to its officers, Directors and greater-than-10% beneficial owners were complied with in a timely fashion.

EXECUTIVE COMPENSATION

    The following table summarizes the compensation paid to, or earned by, the Company's Chief Executive Officer and each of the four most highly compensated executive officers, other than its Chief Executive Officer (the "Named Executive Officers"), who were serving as executive officers at the end of the 1997, 1998 and 1999 fiscal years, for services rendered in all capacities to the Company during such year.

(A) SUMMARY COMPENSATION TABLE

                                             ANNUAL COMPENSATION                         AWARDS
                                      ----------------------------------   ----------------------------------
                                                                           SECURITIES
                                                                           UNDERLYING
NAME AND                               FISCAL                               OPTIONS/           ALL OTHER
PRINCIPAL POSITION                      YEAR     SALARY ($)   BONUS ($)*   SAR'S (#)      COMPENSATION ($)(1)
------------------------------------  --------   ----------   ----------   ----------     -------------------
Gilbert D. Raker,...................    1999      $295,662      $    --      45,000
  Chairman, President and Chief         1998      $271,992      $75,000       3,750 (3)
  Executive Officer                     1997      $259,384      $75,000      32,800

Frank J. Polese.....................    1999      $197,230      $    --      50,000             $250,000 (4)
  Vice Chairman, President of Polese    1998      $188,154      $25,000       3,750 (3)
  Company and the President of the      1997      $156,923      $25,000       5,000
  Company's Material Group (2)

Kenneth J. Huth,....................    1999      $164,568      $    --      25,000
  Executive Vice President              1998      $160,356      $35,000       2,000 (3)
                                        1997      $152,057      $30,000       5,000

Richard J. Brown,...................    1999      $111,654      $    --      20,000
  President, ASP

Mark A. Koch,.......................    1999      $122,574      $15,000       2,500
  Chief Accounting Officer

------------------------

* The bonuses shown, had been accrued in the prior year and were paid to the executive in the year noted in the table.

(1) The aggregate amount of such compensation is the lesser of either $50,000 or 10% of such person's total annual salary and bonus.

(2) Mr. Polese became President of the Company's Material Group in
    December 1999.

(3) These options were received in exchange for options previously granted in fiscal 1998.

(4) Represents payments under an agreement relating to pre-tax profits in connection with sales of copper-tungsten products, see "Certain Transactions." An additional $250,000 was accured as of fiscal year 1999 as being owed to Mr. Polese.

(B) OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                    PERCENTAGE OF
                                                    TOTAL OPTIONS/
                                                        SAR'S
                                       NUMBER OF      GRANTED TO
                                      SECURITIES     EMPLOYEES IN    EXERCISE OR                HYPOTHETICAL
                                      UNDERLYING        FISCAL       BASE PRICE    EXPIRATION   VALUE AT DATE
NAME OF INDIVIDUAL                    OPTIONS/SAR      YEAR (2)       ($ SHARE)       DATE      OF GRANT (1)
------------------------------------  -----------   --------------   -----------   ----------   -------------
Gilbert Raker.......................    25,000            11.2%        $1.787       04/09/04        $22,250
                                        20,000                         $4.000       09/02/09        $40,600

Frank Polese........................    25,000            12.4%        $1.625       04/04/09        $27,000
                                        25,000                         $4.000       09/02/09        $50,750

Kenneth J. Huth.....................    20,000             6.2%        $1.625       04/09/09        $16,200
                                         5,000                         $4.000       09/04/09        $10,150

Richard J. Brown....................    10,000               5%        $3.000       03/15/09        $20,000
                                        10,000                         $1.625       04/04/09        $10,800

Mark A. Koch........................     2,500              .6%        $1.625       04/04/09        $ 2,700

------------------------

(1) The estimated present value at grant of options during fiscal year 1999 has been calculated using the Black-Scholes option pricing model, based upon the following assumptions; estimated time until exercise: 3 years for 25,000 options and 5 years for the remaining 20,000 options from the original grant date for Mr. Raker's options and 5 years from the original grant date for all other options presented; a risk free rate of 4.96% for Mr. Raker for 25,000 options was used and 5.8% for the remaining 20,000 options, 5% for Mr. Polese for 25,000 options and 5.86% for the remaining 25,000 options, 4.96% for Mr. Huth for 20,000 options and 5.86% for the remaining 5,000 options, 5.03% for Mr. Brown's 10,000 options and 5% for the remaining 10,000 options and 5% for Mr. Koch's options, representing in each case Treasury Note rates of the expected life of the option at the time of grant. The approach used in developing the assumptions upon which the Black-Scholes valuation was done is consistent with the requirements of Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation."

(2) Based on the aggreagate of 403,000 options granted under SEMX's 1999 Stock Options Plans.

(C) AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

    The following table sets forth (a) the number of shares received and the aggregate dollar value realized in connection with each exercise of outstanding stock options during the 1999 fiscal year by the Chief Executive Officer and each of the Named Executive Officers, (b) the total number of all outstanding, unexercised options (separately identifying exercisable and unexercisable options) held by such executive officers as of the end of Fiscal 1999, and
(c) the aggregate dollar value of all such unexercised options that are in-the-money (i.e., options as to which the fair market value of the underlying Common Stock that is subject to the option exceeds the exercise price of the option), as of the end of Fiscal 1999:

                                                                                         VALUE OF UNEXERCISED IN
                                                               NUMBER OF UNEXERCISED     THE MONEY OPTIONS/SARS
                                  SHARES                      OPTIONS/SARS AT FISCAL       AT FISCAL YEAR-END
                                 ACQUIRED/        VALUE            YEAR-END (#)               EXERCISABLE/
NAME                           EXERCISCE (#)   REALIZE (1)   EXERCISABLE/UNEXERCISABLE      UNEXERCISABLE (2)
----                           -------------   -----------   -------------------------   -----------------------
Gilbert D. Raker.............      5,000         $15,315     89,838/27,812               $378,701/$153,755
Frank J. Polese..............         --              --     83,438/27,812               $278,398/$157,809
Kenneth J. Huth..............         --              --     15,500/21,500               $63,789/$122,917
Mark A. Koch.................         --              --     625/4,375                   $2,852/$23,089
Richard J. Brown.............         --              --     --/20,000                   $--/$102,510

------------------------

(1) Based on the fair market value of SEMX's common stock on the date of exercise, less the exercise price payable for such shares.

(2) Based on the fair market value of SEMX's common stock at fiscal year end of $7.438 per share less the exercise price payable for such shares

COMPENSATION OF DIRECTORS

    The independent Directors of the Company, Messrs. Fain, Moorhead, Sands, Pinto and Lozyniak, are each compensated $6,000 per fiscal year and $500 per meeting for serving on the Board of Directors. The Chairman of each committee of the Board receives $1,000 for their service. Members of each committee receive $500 per meeting attended.

    Pursuant to the Company's Non-Qualified Stock Option Plan (the "Non-Qualified Plan"), non-employee Directors (Messrs. Fain, Moorhead, Pinto, Sands and Lozyniak) will receive options to purchase 2,500 shares of Common Stock as of the date of the Annual Meeting. The options will be exercisable at a price equal to 100% of the fair market value of the common stock on the date of grant.

EMPLOYMENT AGREEMENTS

    As of August 1, 1999, the Company entered into a three-year employment agreement with Gilbert Raker (the "Agreement"). Mr. Raker's employment will continue on a year to year basis after the expiration of the initial term of the Agreement. Pursuant to the Agreement Mr. Raker will receive an initial annual salary of $312,000 (the "Base Salary"), which effective August 1, 2000 and August 1, 2001 respectively, shall be increased by the percentage increase of the Consumer Price Index ("CPI") or $12,000 per annum, whichever is greater.
Mr. Raker shall receive annual bonuses as may be determined by the Compensation Committee. The Company will reimburse Mr. Raker for certain expenses incurred.

    In the event of a change of control (as defined), the Company will pay
Mr. Raker (I) his full Base Salary through the date of termination, (ii) any bonus due to him, (iii) an amount equal to the highest of the annual incentive award earned by him under any Incentive Plans in the five calendar years ended as of December 31(st), immediately preceding the date of termination, and
(iv) in lieu of further salary payments, the Company shall pay, as severance, a lump sum equal to Mr. Raker's Base Salary for a period of three years. In the event that his employment is terminated by disability (as defined), the agreement provides for payment to Mr. Raker of his Base Salary for a period of two and one-half (2 1/2) years following the date of termination. In the event of his death, in addition to life insurance benefits payable to his estate, the Company shall pay his estate a lump sum representing his Base Salary and pro-rated bonus for a period of two years following the date of his death.
Mr. Raker has agreed not to engage in a business that is competitive with the Company during the term of his employment agreement and for a period of one year thereafter.

    In connection with his employment agreement Mr. Raker also entered into an Intellectual Property Protection Agreement, pursuant to which he agreed that all inventions and works of authorship which he makes, during his employment by the Company and for one year after the termination of his employment, which relate to the business of the Company or are related to actual or anticipated research and development, will be the sole and exclusive property of the Company. The Intellectual Property Protection Agreement also restricts Mr. Raker from using Company trade secrets indefinitely after termination of his employment and restricts his use of confidential information for a period of five (5) years following his termination of employment with the Company.

    As of August 1, 1999, the Company and Polese Company entered into a five-year employment agreement with Frank Polese (the "Agreement").
Mr. Polese's employment will continue on a year to year basis after the expiration of the initial term of the Agreement. Pursuant to the Agreement, Mr. Polese will receive an annual salary of $218,000 (the "Base Salary"), which may be increased, but not decreased, in the future by the Company. In addition, Mr. Polese may be paid an annual bonus at the discretion of the Compensation Committee.

    In the event of a termination due to change in control (as defined) the Company will pay Mr. Polese (I) his full Base Salary through the date of termination; (ii) any bonus for a past calendar year which is due, (iii) an amount equal to the annual incentive award earned by him under any of the Company's Incentive Plans in the calendar year ended as of December 31(st) immediately preceding the date of termination, and (iv) in lieu of further salary payments, a severance lump sum payment equal to Mr. Polese's Base Salary for a period of three years. In the event Mr. Polese becomes incapable of fulfilling his obligations because of injury or physical or mental illness for a period of three consecutive months or six months in the aggregate during any twelve consecutive months, the Company may terminate his employment upon thirty
(30) days written notice. Mr. Polese has agreed not to engage in any business that is competitive with the Company during the term of his employment agreement and for one year thereafter.

    In connection with his employment agreement Mr. Polese also entered into an Intellectual Property Protection Agreement, pursuant to which he agreed that all inventions and works of authorship which he makes, during his employment by the Company and for one year after the termination of his employment, which relate to the business of the Company or are related to actual or anticipated research and development, will be the sole and exclusive property of the Company. The Intellectual Property Protection Agreement also restricts Mr. Polese from using Company trade secrets indefinitely after termination of his employment and restricts his use of confidential information for a period of five (5) years following his termination of employment with the Company.

    On December 15, 1994, the Company entered into a three-year employment agreement with Kenneth Huth, which agreement expired on December 15, 1997. Subsequent to 1997, Mr. Huth has continued to be employed on a year to year basis. He received an annual salary of $164,568 in fiscal 1999. Future annual salary increases are at the discretion of the Compensation Committee.
Mr. Huth's agreement contains change of control and non-competition provisions.

    As of May 1, 1999 the Company's American Silicon Products, Inc. subsidiary ("ASP") entered into an employment agreement with Richard Brown. The agreement is for an initial term of one year, thereafter renewing daily for a term of one year. Pursuant to the agreement, Mr. Brown is employed as President and Chief Executive Officer of ASP and will receive an annual salary of $150,000 (the "Base Salary"). The Base Salary may be increased but not decreased in the future by ASP. Mr. Brown may be paid an annual bonus at the discretion of the Board of Directors. Mr. Brown's agreement contains the same terms relating to termination due to change of control as contained in Mr. Polese's agreement, except that in the event of termination due to change of control, in lieu of further salary payments, Mr. Brown will receive a lump sum severance payment equal to his Base Salary for one year. Mr. Brown's agreement also contains the same disability provisions as contained in Mr. Polese's agreement.

    Mr. Brown has also entered into an Intellectual Property Protection Agreement that contains the same provisions as contained in Messrs. Raker's and Polese's agreements.

EMPLOYEE STOCK OPTION PLAN

    The SEMX Corporation Amended Employees' Incentive Stock Option Plan (the "Plan") provides for shares of the Company's Common Stock to be reserved for issuance upon exercise of options designated as "incentive stock options" within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended. There are 900,000 shares reserved for issuance upon exercise of options.

    The Plan is administered for the Board of Directors by the Stock Option Committee, currently comprised of John U. Moorhead II and Richard D. Fain, which determines among other things, the persons to be granted options under the Plan, the number of shares subject to each option and the option price. The exercise price of any stock option granted under the Plan may not be less than the fair market value of the shares subject to the option on the date of grant, provided that the exercise price of any incentive option granted to an optionee owning more than 10% of the outstanding Common Stock may not be less than 110% of the fair market value of the shares underlying such option on the date of grant and the aggregate fair market value of stock with respect to which incentive options are exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. The term of each option and the manner in which it may be exercised is determined by the Board of Directors or the Stock Option Committee, provided that any option granted to an optionee owning more than 10% of the Common Stock shall have a term of no more than five years. Incentive Options may be granted only to employees and no option granted to an employee may be exercised unless the optionee is an employee of the Company and has been in such position for at least one year after the date of grant. Options are not transferable, except upon death of the optionee. To date, after giving effect to the exchange and repricing of certain options in fiscal 1998, 652,750 options (as adjusted) have been granted under the Plan.

NON-QUALIFIED STOCK OPTION PLAN

    The Company's Non-Qualified Stock Option Plan (the "Non-Qualified Plan") provides for the grant of non-qualified stock options, which are not intended to qualify under Section 422A(b) of the Internal Revenue Code of 1986, as amended, to purchase an aggregate of 300,000 shares. The Non-Qualified Plan provides that non-qualified stock options ("NQSOs" or "Options") may be granted to employees, non-employees, Directors and consultants to the Company and its subsidiaries, all of whom are eligible to participate in the Non-Qualified Plan (the "Participants"). The Plan, as amended, provides that all non-employee Directors will receive options to purchase 2,500 shares of Common Stock as of the date of the Annual Meeting, commencing with the Annual Meeting of 1997. The options are exercisable at a price equal to 100% of the fair market value of the common stock on the date of grant. The Non-Qualified Plan is administered by a stock option committee (the "Non-Qualified Committee") consisting of two disinterested members appointed by the Board of Directors. The Non-Qualified Committee is currently comprised of Mark Pinto and Steven B. Sands. The terms of the options granted under the Non-Qualified Plan are to be determined by the Non-Qualified Committee. An option must be granted within ten years from the date that the Non-Qualified Plan was adopted. Options will be exercisable in whole or part at any time during the ten-year period, but will not have an expiration date later than ten years from the date of grant. Options are non-transferable, except upon death of the optionee. To date, after giving effect to the exchange and repricing of certain options in fiscal 1998, 172,500 options have been granted under the Non-Qualified Plan.

STOCK OPTIONS OUTSIDE OF A PLAN

    After giving effect to the exchange and repricing of certain options in fiscal 1998, the Company has issued options for 211,250 shares outside of its option plans to certain Directors of the Company, consultants and employees.

    CERTAIN TRANSACTIONS

    In connection with the acquisition of all of the issued and outstanding shares of Common Stock of Polese Company in 1993, for a ten-year period commencing on January 1, 1994, Mr. Polese has the right to receive 10% of
(i) the pre-tax profit from the copper tungsten product line after allocating operating costs and (ii) the proceeds of the sale, if any, by the Company of the tungsten/copper heat dissipation technology. During fiscal 1999, the Company paid Mr. Polese $250,000 pursuant to the aforementioned agreement, with an additional $250,000 accrued.

    The Company believes that transactions between the Company, its officers, Directors, principal stockholders, its subsidiaries or its or their affiliates have been, and in the future will be, on terms no less favorable to the Company than could be obtained from unaffiliated third-parties. Transactions with affiliates have been and will continue to be approved by a majority of the disinterested members of the Board of Directors.

    REPORT OF COMPENSATION COMMITTEE

    The Report of the Compensation Committee and the Performance Graph herein shall not be incorporated by reference into any filing notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934 that might incorporate future filings in whole or in part, including this Proxy Statement.

    The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of independent non-employee directors. The Committee is responsible for establishing and administering the Company's employee compensation plans, subject to the approval of the Board of Directors. The Committee applies a philosophy based on the premise that the achievements and successes of the Company result from the coordinated efforts of all individuals working toward common objectives.

    COMPENSATION PHILOSOPHY

    The goals of the Company's compensation program are to align compensation with business performance and to enable the Company to attract and retain competent executives who contribute to the success and profitability of the Company.

    The Committee is committed to providing compensation that helps attract and retain highly competent executive officers. Executive Officers are rewarded based upon corporate performance and profitability through the payment of bonuses and the grant to them of stock options. The Company believes stock ownership by management fosters an interest in the enhancement of stockholder value and thus aligns management's interest with that of the stockholders.

    COMPENSATION OF THE CHIEF EXECUTIVE OFFICER.

    Gilbert D. Raker, the Chairman of the Board, President and Chief Executive Officer has been instrumental in the expansion and growth of the Company. He has played and continues to play a pivotal role in the movement of the Company into new areas of business. In August 1999, the Company entered into a three-year employment agreement with Mr. Raker (see "Employment Agreements"). Mr. Raker currently receives a base salary of $312,000 per annum, with increases equal to the CPI or $12,000, whichever is greater, on August 1, 2000 and August 1, 2001, respectively. Future increases in his salary will be at the discretion of the Board. In addition, the Compensation Committee, in its discretion may pay
Mr. Raker a bonus.

    Mr. Raker did not receive a bonus for the 1999 fiscal year.

    In addition to receiving a bonus, Mr. Raker participates in the Company's Stock Option Plans.

    COMPENSATION VEHICLES

    The Company uses a total compensation program that consists of cash and equity based compensation.

    CASH BASED COMPENSATION

    SALARY AND BONUSES

    Individual salary determinations of the Company's executive officers are based on experience, duties and functions, performance and comparison to peers, both inside and outside of the Company.

    The Board of Directors in its discretion, may award bonuses to executive officers in recognition of their performance and their contributions to the success of the Company.

    401-K PLAN

    The Company has a 401-K Plan and matches up to 2% of the total compensation of participants in the Plan up to a maximum allowed by law.

    EQUITY BASED COMPENSATION

    The Company utilizes its Amended Employees' Incentive Stock Option Plan and Non-Qualified Stock Option Plan (the "Plans"), to provide executive officers, among others, involved in the Company's development, an opportunity to acquire or increase their proprietary interest in the financial successes and progress of the Company by means of grants of options to purchase Company Common Stock. The Plans utilize vesting periods, which are determined by the committees of the Board which administer the Plans, to encourage executive officers to continue in the employ of the Company.

THE COMPENSATION COMMITTEE:                    John U. Moorhead, II
                                               Richard D. Fain

PERFORMANCE GRAPH

    Set forth below is a Performance Graph that shows the cumulative total return on the Company's Common Stock compared with the cumulative total return of the Small Cap 600 and a peer group index for the period of the Company's last five fiscal years (December 1994 = 100):

    Because the Company is involved in a variety of microelectronic and semiconductor businesses, no published peer group accurately mirrors the Company's business or weighs those businesses to match their relative contributions to the Company's overall performance. Accordingly, the Company had created a special per group index that includes companies in the principal lines of business that the Company is engaged in. The common stocks of the following companies have been included in the peer group index: Aavid Thermal Technologies, Amkor Technology, AVX Corp., Brush Wellman, Inc., CTS Corp., Kulicke & Soffa Ind., and Sheldahl, Inc.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

COMPARISON OF CUMULATIVE TOTAL RETURNS*
YEARS                                                         SEMX CORP  S&P 500  PEER GROUP
1994                                                            $100.00  $100.00     $100.00
1995                                                            $148.00  $137.58      $95.58
1996                                                            $174.00  $169.17      $82.28
1997                                                            $120.99  $225.60      $87.91
1998                                                             $46.00  $290.08      $85.10
1999                                                            $119.01  $351.12     $226.37
*Total return based on $100 initial investment &
reinvestment of dividends.

    A $100 investment in SEMX Corporation's Common Stock in December 1994 would be equal to $119 in December 1999. The Board of Directors recognizes that the market price of stock is influenced by many factors, only one of which is company performance. The stock price performance shown on the Performance Graph is not necessarily indicative of future price performance.

          THE BOARD OF DIRECTORS RECOMMEND THAT THE STOCKHOLDERS VOTE
           "FOR" ALL THE NOMINEES LISTED IN THE FOREGOING PROPOSAL 1.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF
GOLDSTEIN GOLUB KESSLER P.C. AS
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    Goldstein Golub Kessler LLP of New York have been selected by the Company's Board of Directors as the Company's independent public accountants for the year ending December 31, 2000. Goldstein Golub Kessler LLP have been the Company's independent certified public accountants since 1988. It is expected that a representative of Goldstein Golub Kessler LLP will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions. Proxies are being solicited by management in favor of ratifying the appointment of Goldstein Golub Kessler LLP.

THE BOARD OF DIRECTORS RECOMMEND A VOTE "FOR" PROPOSAL 2

OTHER MATTERS

    The Board of Directors is not aware of any business to be presented at the Annual Meeting except the matters set forth in the Notice and described in this Proxy Statement. Unless otherwise directed, all shares represented by Board of Directors' Proxies will be voted in favor of the proposals of the Board of Directors described in this Proxy Statement. If any other matters come before the Annual Meeting, the persons named in the accompanying Proxy will vote on those matters according to their best judgment.

EXPENSES

    The entire cost of preparing, assembling, printing and mailing this Proxy Statement, the enclosed Proxy and other materials, and the cost of soliciting Proxies with respect to the Annual Meeting, will be borne by the Company. The Company will request banks and brokers to solicit their customers who beneficially own shares listed of record in names of nominees, and will reimburse those banks and brokers for the reasonable out-of-pocket expenses of such solicitations. The original solicitation of Proxies by mail may be supplemented by telephone and telegram by officers and other regular employees of the Company, but no additional compensation will be paid to such individuals.

STOCKHOLDER PROPOSALS

    No person who intends to present a proposal for action at a forthcoming stockholders' meeting of the Company may seek to have the proposal included in the proxy statement or form of proxy for such meeting unless that person (a) is a record beneficial owner of at least 1% or $2,000 in market value of shares of Common Stock, has held such shares for at least one year at the time the proposal is submitted, and such person shall continue to own such shares through the date on which the meeting is held (a beneficial owner may submit a proposal through the record holder of his or her shares); (b) provides the Company in writing with his or her name, address, the number of shares held and the date upon which they were acquired, with documentary support for a claim of beneficial ownership; (c) notifies the Company of his or her intention to appear personally at the meeting or by a qualified representative under Delaware law to present the proposal for action; and (d) submits the proposal timely. A proposal to be included in the proxy statement or proxy for the Company's next annual meeting of stockholders will be submitted timely only if the proposal has been received at the Company's principal executive office no later than December 18, 2000. If the date of such meeting is changed by more than 30 calendar days from the date such meeting is scheduled to be held under the Company's By-Laws, or if the proposal is to be presented at any meeting other than the next annual meeting of stockholders, the proposal must be received at the Company's principal executive office at a reasonable time before the Company begins to print and mail its proxy materials.

    Even if the foregoing requirements are satisfied, a person may submit only one proposal of not more than 500 words with a supporting statement if the latter is requested by the proponent for inclusion in the proxy materials, and under certain circumstances enumerated in the Securities and Exchange Commission's rules relating to the solicitation of proxies, the Company may be entitled to omit the proposal and any statement in support thereof from its proxy statement and form of proxy.

                       BY ORDER OF THE BOARD OF DIRECTORS

                                          Mark A. Koch, Secretary

Armonk New York
April 17, 2000

    Copies of the Company's Annual Report on Form 10-K for the year ended December 31, 1999 as filed with the Securities and Exchange Commission, including the financial statements, can be obtained without charge by stockholders (including beneficial owners of the Company's Common Stock) upon written request to Mark A. Koch, the Company's Secretary, SEMX Corporation, One Labriola Court, Armonk, New York 10504.

PROXY
                                SEMX CORPORATION
                               ONE LABRIOLA COURT
                             ARMONK, NEW YORK 10504

           ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 16, 2000

    The undersigned, a holder of Common Stock of SEMX Corporation, a Delaware corporation (the "Company"), hereby appoints GILBERT D. RAKER and MARK A. KOCH and each of them, the proxies of the undersigned, each with full power to appoint their substitutes, and hereby authorizes them to attend, represent and vote for the undersigned, all of the shares of the Company held of record by the undersigned on March 27, 2000, at the Annual Meeting of Stockholders of the Company to be held at the Club 101, 101 Park Avenue, New York, New York at
11:00 a.m. E.D.T on May 16, 2000 and any adjournment(s) thereof, as follows:

1.  Election of Directors, as provided in the Company's Proxy Statement.
   / / FOR all nominees listed below      / / WITHHOLD AUTHORITY to vote for all
the nominees listed below

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH OR OTHERWISE STRIKE OUT THE NOMINEE'S NAME BELOW)

Gilbert D. Raker/Frank J. Polese/Mark A. Pinto/John U. Moorhead, II/Steven B. Sands/Andrew Lozyniak

2. The ratification of the appointment of Goldstein Golub Kessler LLP as the Company's auditors for the year ending December 31, 2000

            / /  FOR            / /  AGAINST            / /  ABSTAIN

3. Upon such other matters as may properly come before the meeting or any adjournments thereof.

    The Board of Directors recommends a vote FOR Proposals 1 and 2

    The undersigned hereby revokes any other proxy to vote at such Annual Meeting and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. With respect to matters not known at this time of the solicitation hereof, said proxies are authorized to vote in accordance with their best judgment. (continued and to be signed on opposite side)

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS ON THE OTHER SIDE HEREOF. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NAMED IN PROPOSAL 1, FOR THE ADOPTION OF PROPOSAL 2, AND AS SAID PROXIES SHALL DEEM ADVISABLE ON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING.

    The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting and accompanying Proxy Statement dated April 17, 2000 relating to the Annual Meeting and the 1999 Annual Report to Stockholders.

                                             Dated: ________________, 2000

                                             ___________________________________

                                             ___________________________________
                                             Signature of Stockholder(s)

                                             (Please sign exactly as name
                                             appears herein. When signing as
                                             executor, administrator, trustee,
                                             guardian, attorney, please give
                                             full title as such. For joint
                                             accounts or as fiduciaries, all
                                             joint or co-fiduciaries should
                                             sign.)

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF SEMX CORPORATION. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

                          IT IS IMPORTANT FOR YOU TO VOTE.